Comprehensive Credit Line Contract

(2018 version)

Bank of Shanghai

Comprehensive Credit Line Contract
(2018 version)

Contract number: 201190100

Grantee: ACM Research (Shanghai) Inc.	Phone: 50808868
Registered address: Building #4, No. 1690, Cailun Rd.	Postal code: 201203
Main business address (mailing address): Building #4, No. 1690, Cailun Rd.	Postal code: 201203
Legal representative (person in charge): Hui Wang	Phone: 13774451853
Bank of Basic Account:	Account Number:
Contact:	Fax:
Contact: Bi Anyun	Phone: 13818946646
E-mail:	Company homepage:

Creditor: Bank of Shanghai Co., Ltd. Pudong Branch	Phone:
Main business address (mailing address) No. 699, Zhangyang Rd.	Postal code:
Legal representative (person in charge): Ding Bing	Phone:
Contact:	Fax:
Contact:	Phone:
E-mail:	Company homepage:

Because the grantee applied for a comprehensive credit line from the creditor, in order to clarify the rights and responsibilities of both parties, this contract is formulated by both parties after consultation according to the provisions of relevant laws and regulations, such as the "Contract Law of the People's Republic of China", the "Commercial Bank Law of the People's Republic of China", and the "Tentative Measure for the Management of Loans and Credit Lines of Commercial Banks".
(Note: □ in the contract represents selections, with ☑ indicating the choice is selected and ☒ indicating the choice is not selected)

Chapter 1 Credit Line

Article 1 In the validity period of credit line specified in this contract (hereinafter referred to as the "term of credit line"), the grantee can apply for and use a credit line equal to the value of RMB Fifty Million Yuan.

The credit line referred in this contract is the highest comprehensive credit line that can be used by the grantee according to the terms of this contract.

When the currency actually used in the business of comprehensive credit line is different from the currency specified in this contract, the actually used credit line shall be converted to the currency specified in this contract using exchange rate determined by Bank of Shanghai. When the exchange rate changes, the creditor has the right to convert the credit line based on the exchange rate to determine the use of credit line.

Article 2 The credit line specified in this contract can be used for a single of multiple items of credit line services listed below:

☑ Liquid fund loans;
☒ Commercial acceptance bill discount;
☒ Non-financing guarantee;
☒ Open a letter of credit;
☒ Documentary bills on export letter of credit;
☒ Documentary bills on outward collection;
☒ Export factoring;
☒ Acceptance of bills
☒ Commercial bill acceptance;
☒ Loan on export letter of credit;
☒ Documentary bills on import;
☑ Other: /

Article 3 The maximum credit limit and/or the margin ratio in each of the above individual credit line services is agreed as follows: The balance of all credit line services at any time point shall not exceed the value equal to RMB Fifty Million Yuan. The unpaid balance shall not exceed the value equal to RMB Fifty Million Yuan.

Chapter 2 Credit Period

Article 4 The term of credit line stipulated in this contract shall be from the date of February 25, 2019 to the date of January 23, 2020.

Article 5 The creditor has the right to check the use of the credit line specified in this contract at any time and has the right to unilaterally stipulate the premature termination of the remaining credit line and term of credit line in the event that the grantee violates the

provisions of Article 29 of this contract.

Chapter 3 Use of Credit Lines

Article 6 Within the term of credit line and the amount of credit line stipulated in this contract, the grantee shall apply in writing to the creditor for using the credit line. The written application shall specify the type of credit, the period of use, and the amount of use. If the creditor approves the application, it shall sign a specific business contract/agreement (hereinafter referred to as "specific business contract") with the grantee with respect to the corresponding credit line business.

Article 7 The grantee shall apply for the use of credit line when the following conditions are satisfied:

(1) This contract and its guarantee contract (if any) have been in force and continue to be valid;

(2) The grantee has submitted to the creditor the application for using the credit line and the relevant information requested by the creditor;

(3) The grantee's business and financial status have not undergone any significant and adverse changes;

(4) The grantee's statement and claim are true, accurate, complete and effective, and the grantee can fulfill the responsibilities stipulated in this contract. In addition, there shall not be violations or potential violations of this contract.

Article 8 The balance of the credit line used by the grantee (i.e., the amount of the credit line that is being used but not yet paid) shall not exceed the credit line at any time within the term of credit line. Within the term of credit line, the grantee can reapply for the revolving use of credit line that has been paid, except for those with other agreement stipulated in this contract or specific business agreement. All remaining credit line not used in the term of credit line will automatically terminate by the end of the term of credit line.

Article 9 If this contract stipulates the maximum credit line for a single credit line service, the grantee shall ensure that, in addition to abiding the agreement in article 8, the use of credit line of the single credit line service shall not exceed its corresponding maximum limit at any time within the term of credit line.

Article 10 In the contract period of comprehensive credit line, specific business contracts shall be signed. The date of each business in specific business contracts shall not occur later than January 23, 2020. The termination date of each specific business may exceed the above date depending on the stipulation in specific business contracts.

If the term of credit line is terminated early, the termination date shown above will also be changed accordingly.

Chapter 4 Fees

Article 11 The creditor shall provide the grantee with a comprehensive credit service in accordance with relevant laws and regulations, and shall charge a "fee for the idle credit line" according to /% of the amount of idle credit line. The calculation formula for the fee is:

The amount of fee =∑ (the amount of idle credit line * fee rate * the number of days of idle credit line/360), of which: the amount of idle credit line = the amount of the credit line – account balance

Article 12 The grantee shall, in accordance with the fee calculation formula of Article 11, choose one of the following methods to pay the fee for the idle credit line:

☒ "Quarterly Charge": After the contract comes into effect, the creditor charge the grantee the fee for the idle credit line based on the actual amount and number of days corresponding to the idle credit line in the calendar quarter;
☒ "One-time after-charge": The creditor will charge the grantee the fee for the idle credit line based on the amount and number of days corresponding to the idle credit line in one installment on the expiration date of the credit line;
☒ Other agreements:
__________/
Article 13 The interest rate, exchange rate, discount rate and other fees related to specific credit line service of this contract shall be agreed up by the grantee and the creditor in specific business contracts.

Chapter 5 Guarantee

Article 14 When the grantee and the creditor sign this contract, the following one or multiple guarantees are provided, or no guarantee is provided:

☑ Guarantor Hui Wang (Cleanchip Technologies Limited) and Creditor (i.e., loaner) signed a "Maximum Guarantee Contract" with a number of ZDB20119010001, ZDB20119010002;
☒ Mortgagor __/__ and Creditor (i.e., mortgagee) signed a "Maximum Mortgage Contract" with a number of ___________;
☒ Pledgor and Creditor (i.e., pledgee) signed a "Maximum Pledge Contract" with a number of ___________;
☒ This contract is for credit line and does not need guarantee.
If there is mortgage (pledge), the creditor has the right to ask the guarantor to restore the value of collateral if the value of such collateral reduces or if the collateral is damaged. Otherwise, the guarantee provided by the guarantor will be reduced accordingly.
Article 15 When the grantee and the creditor sign a specific business contract stipulated in this contract, the creditor has the right to ask the grantee to provide other guarantee in addition to those specified in Article 13 of this contract.

Chapter 6 Statement and Guarantee of the Grantee

Article 16 A grantee is an enterprise, institute or other organization that is established legally according to Chinese laws and is still valid. The grantee shall be able to fulfill its obligations and bear its civil responsibilities in its name.
Article 17 The signing and implementing of this contract are the true intention of the grantee and have obtained necessary agreement, approval and authorization. There shall be no legal defects.
Article 18 All files, financial reports, documents and information provided by the grantee to the creditor during the signing and implementing of this contract are true, accurate, complete and effective. The grantee has not concealed may affect information that may affect its financial status and ability to fulfill the contract.

Chapter 7 Responsibilities and Commitments of the Grantee

Article 19 The use of credit line by the grantee shall comply with the agreement in this

contract and specific business contracts. The creditor has the right to check the implementation of specific business contracts by the grantee.

Article 20 Within the term of credit line, according to the requirements of the creditor, the grantee shall submit to the creditor true and complete financial reports, all of its bank accounts and balances of deposits and loans.

Article 21 Within the term of credit line, the grantee shall obtain the approval from the creditor before major events, such as foreign investment, substantial increase of debt and financing, merger, separation, and transfer of shares.

Article 22 The grantee shall ensure that its attribute or scope of business will not change substantially after the signing of this contract.

Article 23 Within the term of credit line, the grantee shall notify the creditor in writing in 30 days in advance prior to the following major events: any form of asset restructuring via mergers, acquisitions or separations, any change in corporate business via contracting or leasing, activities resulting in change of corporate structure or business, changes in registered capital and shareholding structure, and major investments. If the change will affect the grantee's ability to repay the loan, the grantee shall take appropriate remedial measures according to the creditor's request.

Article 24 If the grantee undergoes changes, such as the change in the domicile address or business address of the legal person (responsible person), the creditor shall be notified in writing within 30 working days before such changes.

Article 25 The grantees shall pay the principal and interest of the funds, related expenses and other payables on time according to the agreement specified in this contract and specific business contracts.

Article 26 The grantee shall not refuse to pay to the creditor any amount, which has been paid by the creditor or shall be paid by the grantee, for any reasons including commercial dispute.

Article 27 For the payables of the grantee that have matured under this contract and specific business contracts (including all amounts with early maturity), the creditor has the right to directly withdraw the fund from any accounts opened by the grantee at Bank of Shanghai Co., Ltd. (including branches) without prior consent from the grantee.

Article 28 The grantee shall promptly report to the creditor any relevant transactions valuing more than 10% of the net assets of the grantee, including but not limited to: the relations among parties participating in the transaction, the description and nature of the transaction, the corresponding proportion of financing of the transaction, the pricing policy (including transaction with a symbolic amount only).

Article 29 The grantee will treat the creditor as the primary collaborating band and will make the following commitment:

(1) In the term of credit line, the grantee shall complete at least RMB ___ of import and export transactions with the creditor. Among them, the export transactions shall not be less than RMB /.

(2) Other agreements: /

Chapter 8 Breach of Contract and Relief

Article 30 The grantee constitutes a breach of contract when any of the following occurs:

(1) The grantee fails to pay matured debt on time, including but not limited to the principal,

interest or other expenses agreed upon in this contract or specific business contracts;
(2) The grantee fails to use the credit fund in accordance with this contract or specific business contracts signed with the creditor;
(3) The grantee fails to implement or completely implement the agreement specified in this contract or specific business contracts signed with the creditor and subsequently cause damaging effect on the creditor's interests;
(4) The grantee fails to implement or completely implement the agreement specified in loan contracts, guarantee contracts and credit line contracts signed by the grantee and third parties;
(5) The grantee experiences bankrupt, liquidation, insolvency or other situations that impair its ability to repay the debt;
(6) The grantee experiences any major events related to this contract that threaten and damage the creditor's interests, and the grantee fails to take corresponding remedy measures per the requests of the creditor.
(7) The ability of guarantor (if any) to fulfill its obligation is significantly insufficient, the collateral is damaged, or the value of collateral reduces significantly, and the guarantor fails to take corresponding remedy measures per the requests of the creditor.
(8) The grantee fails to pay the commitment fee of idle credit line as agreed.
Article 31 After the occurrence of a contract violation, according to the severity of violation, the creditor has the right to adjust or terminate the remaining credit line or the term of credit line specified in this contract, and has the right to take some or all of the following measures:
(1) Declare that all debts specified in this contract and specific business contracts mature prematurely, and request immediate loan repayment from the grantee;
(2) Require the grantee to bear all expenses (including but not limited to legal fees and lawyer fees) incurred during the process of enforcing the obligations of this contract;
(3) Require the grantee to increase the value of collaterals, which include but not limited to guarantee, mortgage and pledge;
(4) Take other measures complying with the provisions of relevant laws and finance supervision regulations as well as the agreement of this contract

Chapter 9 Agreement on Value Added Tax (VAT)

Article 32 All the prices and expenses (such as handling fees) involved in this contract are prices including taxes, including but not limited to VAT. During the implementation of this contract, if the tax rate of China is adjusted, the creditor has the right to use the new tax rate to adjust the price and expenses of all services listed in this contract.
Article 33 The grantee may require the creditor to issue a corresponding VAT invoice according to relevant national laws and regulations within 90 calendar days after the payment (including the date of payment). **If the grantee requests an invoice exceeding the aforementioned period, the creditor has the right to refuse to issue the invoice.**
Article 34 If the grantee requests the creditor to issue a VAT invoice, it shall first register the customer information with the creditor and provide the corresponding taxpayer identification document and billing information. The grantee shall confirm that its billing materials and related information are true and accurate. If the information of the grantee changes, the grantee shall promptly submit an application to the creditor to change its billing information. **If the invoice is issued in error or if the grantee fails to deduct the tax because the aforementioned information is wrong and false or because the**

grantee fails to update its billing information timely, the grantee shall bear the relevant responsibilities.

Article 35 If the creditor fails to issue a VAT invoice due to force majeure such as natural disasters, government actions and social anomalies, the creditor shall not bear the relevant responsibilities.

Article 36 If a VAT invoice is lost, damaged or overdue after the VAT invoice is received by the grantee or after the creditor has handed it over to a third party for shipment, so that the grantee fails to receive the invoice or to deduct the tax, the grantee shall bear the relevant responsibility.

Article 37 In the event a VAT invoice should be forfeited or a special VAT invoice is needed, the parties of the contract shall operate in accordance with the relevant laws, regulations and policy documents.

Chapter 10 Terms of Delivery

Article 38 Both parties of the contract shall use writing to deliver the notice of relevant matters, documents such as agreements, documents related to contract dispute, and legal documents.

☑ Using the main business address (mailing address) listed on the first page of this contract as the delivery address;

☒ Deliver to following address and contact person:

Delivery address of the creditor: __________Contact:__________

Delivery address of the grantee: __________Contact:__________

The above-mentioned delivery addresses also apply to the non-litigation stage as well as the first trial, second trial, appeal and implementation stages of litigation.

Article 39 If the address and contact person of the grantee are changed, the creditor shall be notified in writing within two working days at the latest.

If the grantee fails to perform the notification obligation as described above, the above confirmed delivery address is still considered a valid delivery address. If the creditor is not notified about the change of the grantee's delivery address in time and if the creditor delivers to the original delivery address, or if the delivery is returned because the modified delivery address provided by the grantee is inaccurate, the delivery is deemed to be successful. If a delivered is made by post mail, the date of delivery is the postmark date of the registered mail; if a delivered is made by a courier, the date of delivery is the date of receipt by the grantee.

Chapter 11 Effective Date of Contract

Article 40 This contract comes into force after it is signed by the legal representative (responsible person) or authorized agent of both parties and affixed with the official seals of both parties. When this contract is signed by the authorized agent, the written authorization of the legal representative (responsible person) shall be obtained.

Chapter 12 Resolution of Disputes

Article 41 This contract shall be implemented at the location of creditor. In case of disputes occurring during the implementation of this contract by both parties, such disputes can be resolved by negotiation. In case the negotiation fails to solve the disputes, any party of the contract may file a law suit to the People's Court at the location where the contract is implemented. During the negotiation or litigation, the articles of this contract not involved in the dispute shall still be honored.

Chapter 13 Supplementary Provisions

Article 42 The rights and obligations of the creditor specified in this contract can be enjoyed and implemented by the creditor specified in this contract. They can also be enjoyed and implemented by the supervisory agency of the creditor.

Article 43 All notices related to this contract shall be delivered in writing to the main business addresses listed in this contract. When the notices specified in this contract are delivered by a courier, the date of delivery is the date of receipt by the recipient. If the documents are delivered by telegraph or fax, the date of delivery is the date when the telegraph or fax reaches the recipient. If the documents are delivered by postal mail, the date of delivery is 3 days after the date of the postmark stamped on the registered mail.

Article 44 All specific business contracts signed by the grantee and the creditor according to this contract are integral components of this contract. If specific business contracts are different from this contract, specific business contracts shall prevail.

Article 45 There are Five copies of the main text of this contract. The grantee has One copy, the creditor has Two copies, and the guarantor Hui Wang (Clean chip technologies Limited) has Two copies. All copies have the same legal effect.

Article 46 Other issues agreed by two parties

/

Article 47 At the time of signing this contract, the creditor has explained to the grantee in full terms of the contract. Both parties have no doubts on all the terms of the contract, and both parties have accurate understanding about the legal meaning of articles regarding to the restriction or exemption of relevant rights, obligations and responsibilities.

(There is no text below)

(Signature page)
Grantee: ACM Research (Shanghai) Inc.
(Official seal)

Legal representative (responsible person) or authorized agent: HUI WANG
(Signature/Stamp)

Creditor: Bank of Shanghai Co., Ltd. Pudong Branch
(Official seal)

Legal representative (responsible person) or authorized agent: Ding Bing
(Signature/Stamp)

Date of Signing: February 25, 2019
Place of Signing: No. 699, Zhangyang Rd.

Notary Certificate

(2019) Shanghai Puzheng Jingzi No. 525

Applicant:

Grantee: ACM Research (Shanghai) Inc.

Address: Building #4, No. 1690, Cailun Road, China (Shanghai) Pilot Free Trade Zone;

Legal representative: HUI WANG, Male, born on November 14, 1961, holding a US passport (number: 545822421).

(hereinafter referred to as "Party A")

Creditor: Bank of Shanghai Co., Ltd., Pudong Branch, Address: No. 699, Zhangyang Road, Pudong New Area, Shanghai;

Person in charge: Ding Bing (hereinafter referred to as "Party B")

Item of Notarization: Contract of comprehensive credit line

The applicants, ACM Research (Shanghai) Inc. and Bank of Shanghai Co., Ltd., Pudong Branch, applied to this Notary Office on February 25, 2019 for the notarization of the above "Contract of Comprehensive Credit Line".

Our notary office reviewed and informed of the above "Contract of Comprehensive Credit Line" and Party A and Party B, and confirmed the contract and the notarization of the contract with both parties of the contract. We have found the following facts:

1. According to the legal documents, identification documents and relevant rights certification materials submitted by Party A and Party B to this notary office, both Party A and Party B have the capability of civil rights and obligations to sign this contract according to law.

2. This contract stipulates the agreements in respect of main contents such as the credit line, the term of credit line, the use of the credit line, the fees, the guarantee, the statement and guarantee of the grantee, the obligations and commitments of the grantee, breach of contract, remedy for breach of contract, agreement for value-added tax, the terms of delivery, the effective date of contract, and dispute resolution. The terms of the contract are clear and specific.

3. Party A and party B confirm to this notary office: The contents of the contract are fully known and both parties have reached agreement regarding all terms of the contract, and the intention of both parties is true.

Based on the above facts, it is hereby proved that the legal representative, WANG HUI, of Party A, ACM Research (Shanghai) Inc., and the responsible person, Ding Bing, of Party B, Bank of Shanghai Co., Ltd., Pudong Branch, signed the above "Contract of Comprehensive Credit Line" on February 25, 2019. The signing by both parties is in accordance with the provisions of Article 143 of the "General Principles of the Civil Law of the People's Republic of China", and the content of this contract is in compliance with the relevant provisions of the "Contract Law of the People's Republic of China". The seals of both parties on the contract are true.

Shanghai Pudong Notary Office

Notary Officer: Zhu Yuwei

March 11, 2019

[Seal: Shanghai Pudong Notary Office]